EXHIBIT 12.2

                PUBLIC SERVICE COMPANY OF OKLAHOMA (CONSOLIDATED)
                       RATIO OF EARNINGS TO FIXED CHARGES
                 FOR THE TWELVE MONTHS ENDED SEPTEMBER 30, 1999
                            (Thousands Except Ratio)
                                   (Unaudited)



     Operating Income                                $ 102,306

     Adjustments:
        Income taxes                                    31,891
        Provision for deferred income taxes              1,593
        Deferred investment tax credits                 (1,791)
        Other income and deductions                       (691)
        Allowance for borrowed and equity funds
             used during construction                    1,845
                                                    -----------

               Earnings                              $ 135,153
                                                    ===========


     Fixed Charges:
        Interest on long-term debt                   $  26,643
        Interest on short-term debt and other            4,656
        Distributions on Trust Preferred Securities      6,000
                                                    -----------
               Fixed Charges                         $  37,299
                                                    ===========

     Ratio of Earnings to Fixed Charges                3.62
                                                    ===========



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